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                                                                     EXHIBIT 3.4

                             CERTIFICATE ELIMINATING
                                REFERENCE TO THE
                      SERIES A CONVERTIBLE PREFERRED STOCK
                                    FROM THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                              MILLENNIUM CELL INC.


         Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, it is hereby certified that;

         1. The name of the corporation is "Millennium Cell Inc." (the "Corporation").

         2. The designation of the series of shares of stock of the Corporation to which this certificate relates is the Series A Convertible Preferred Stock, par value $0.001 per share (the "Series A Stock").

         3. The voting powers, designations, preferences, and the relative, participating, optional, or other rights, and the qualifications, limitations, and restrictions of the Series A Stock were provided for in resolutions adopted by the Board of Directors of the Corporation pursuant to authority expressly vested in it by the provisions of the Certificate of Incorporation of the Corporation. A Certificate of Designation, Preferences, and Relative, Participating, Optional and Other Special Rights of the Preferred Stock and Qualifications, Limitations and Restrictions Thereof of the Series A Convertible Preferred Stock of Millennium Cell Inc. (the "Certificate of Designation"), setting forth the said resolution, was filed with the Secretary of the State of Delaware on May 9, 2000, pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware.

         4. The Board of Directors of the Corporation has adopted the following resolutions:

                  RESOLVED, that none of the authorized shares of Series A Convertible Preferred Stock (the "Series A Stock") of the Corporation designated pursuant to the Certificate of Designation, Preferences, and Relative, Participating, Optional and Other Special Rights of the Preferred Stock and Qualifications, Limitations and Restrictions Thereof of the Series A Convertible Preferred Stock of Millennium Cell Inc. (the "Certificate of Designation") remain outstanding, and

                  RESOLVED, that no further shares of Series A Stock of the Corporation will be issued, and
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                  RESOLVED, that the President or any Vice President of the
         Corporation be, and each hereby is, authorized and directed to execute on behalf of the Corporation and to cause to be filed a Certificate Eliminating Reference to the Series A Convertible Preferred Stock from the Certificate of Incorporation of Millennium Cell Inc. ("Certificate of Elimination") to eliminate reference to the Series A Stock and that all such shares designated as Series A Stock under the Certificate of Designation, filed with the Secretary of State of Delaware on May 9, 2000, shall be restored to their original status of authorized but unissued shares Preferred Stock of the Corporation.


The effective date of this Certificate shall be upon filing.


Signed on April 18, 2002



                                     MILLENNIUM CELL INC.


                                     By:    /s/  Stephen S. Tang
                                          ----------------------------
                                     Name:    Stephen S. Tang, Ph.D.
                                     Title:   President and Chief Executive
                                              Officer